                                                                  EXHIBIT 10.12

*CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                              DISTRIBUTION AGREEMENT


        This AGREEMENT is made and entered into as of the October 1st 1998, (hereinafter called "Effective Date") by and between Seiko Instruments Inc. a corporation organized and existing under the laws of Japan, and having its registered office at 1-8 Nakase, Mihama-ku, Chiba-shi, Chiba 261 Japan (hereinafter called "SII"), and Virage Logic Corporation, a corporation organized and existing under the laws of California, and having its registered office at 46824 Lakeview Blvd., Fremont, CA. 94538 USA (hereinafter called "VIRAGE").

1.      Definition

        1.1 As used in this Agreement, "Agreement" shall mean this agreement and all attachments and addendum hereto.

               As used in this Agreement, "SLA" shall mean software license agreement which is concluded between SII and SII's customers according to Article 3 hereof.

               As used in this Agreement, "Maintenance Agreement" shall mean software maintenance agreement which is concluded between SII and SII's customers according to Article 13 hereof. As used in this Agreement, "LOI" shall mean the document which is concluded on March 11th 1998, between SII and VIRAGE for the purpose of confirming the mutual intent of the parties for the distribution of Product(s) in Japan.

               As used in this Agreement, "Product(s)" shall mean the software set forth in Appendix A hereto which SII is authorized by VIRAGE hereunder and its derivatives to sell and market in Japan.

2. Distribution Rights. VIRAGE shall grant SII the non-exclusive right to market and distribute Products and to provide customers with technical support in Japan.

3. SLA. SII shall conclude and execute with its customers for the Product(s) a Japanese version of the attached and VIRAGE approved SLA with its customers when SII sells Products to customers. VIRAGE recognizes, as authorized, the standard SLA prepared by SII which is written in Japanese and shall be governed by and interpreted in accordance with the laws of Japan. SII shall use no other form of SLA without VIRAGE prior written consent, which shall nor be unreasonably withheld. SII shall indemnify and hold VIRAGE harmless from all losses, damages, costs (including reasonable attorney's fees) and expenses from any license or warranty term which was nor authorized by VIRAGE in writing.

4.      Term of Agreement. This Agreement, unless terminated in accordance with
        Article 17 hereof, shall continue for a period of three (3) years from Effective Date, and shall be automatically renewed and continued one (1) year thereafter on a year-to-year basis unless either party gives at least thirty (30) days prior written notice to terminate this Agreement

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

        to the other party before the expiration of the original term or extension period of this Agreement.

5.      Responsibilities of VIRAGE

        5.1 VIRAGE shall provide quantities of Products sufficient to meet the requirements of SII.

        5.2 VIRAGE agrees to provide, free of charge, product training for SII personnel at VIRAGE offices as well as technical support to aid in SII's sales of Products.

        5.3 VIRAGE agrees to provide and distribute to SI, free of charge, two copies of the latest released version of each Product considered for demonstration, evaluation and technical purposes. These copies shall nor be used for sales, or for internal SSI design.

6.      Responsibilities of 511

        6.1 SII agrees to make its best efforts to promote the distribution of Products in Japan and to provide its customers with such support as set forth in Article 6.3 hereof

        6.2 SII shall nor represent any other manufacturers of devices, components or other products which are competitive with those manufactured by VIRAGE.

        6.3 SII shall offer its customers under the maintenance agreement set forth in Article 13.3 the following technical support in relation to the use of Products.

               (a) Telephone support, through which the customers are provided with necessary advice and information during SII's business hours;

               (b) On-site support, through which SII personnel are dispatched to address customers' problems;

               (c) Product training, through which the customers are given necessary instruction on the proper usage of Products;

        6.4 SII shall provide to VIRAGE, on a quarterly basis, forecasts for Products for the three (3) month period following the date of the forecast.

        6.5 SII shall quote to its customers and potential customers' prices for VIRAGE's products based on direct solicitation from the VIRAGE's main office.

7.      Purchase Order. SII shall issue purchase orders to VIRAGE at least seven
        (7) days prior to the date of delivery required by such purchase orders. VIRAGE shall issue a notice of acceptance or non-acceptance to each purchase order

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

        in writing within three (3) business days from the receipt of such order. Any and all purchase orders shall be deemed accepted by VIRAGE unless a notice of non-acceptance is issued during such period. Accepted orders shall not be allocated, changed or canceled without mutual agreement of both parties hereto.

8.      Price and Payment

        8.1 VIRAGE transfer prices from VIRAGE to SII for Products shall be in accordance with Appendix B attached hereto.

        8.2 The delivery of Products hereunder shall be made on the condition of CIF, Kameido, Tokyo.

        8.3 VIRAGE shall give SII written notice at least ninety (90) days prior to any and all price changes in the U.S. Price List. VIRAGE shall provide SII with the latest U.S. Price List as it becomes available.

        8.4 Terms of payment by 311 shall be sixty (60) days after SII's receiving invoice from VIRAGE. Amounts payable to VIRAGE will be paid to VIRAGE in United States dollars by wire transfer in immediately available funds to an account designated in writing by VIRAGE from time to time. As of Effective Date,

               VIRAGE's account is:

               Bank name: Silicon Valley Bank

               Bank Address: 3003 Tasman Drive Santa Clara, CA. 95054

               Account Number: ***

               ABA Number: ***

               Contact Name: Gayle Nickel

               Telephone Number; 1-408-654-7318

        All bank charges and commissions associated with payment inside Japan hereunder will be borne by SII

        8.5 All trade terms provided in this Agreement shall be interpreted in accordance with the latest Incoterms of the International Chamber of Commerce.

        8.6 SII shall pay withholding tax by deducting the same from amounts of transfer price. SII shall send VIRAGE an official certificate evidencing such payment.

        8.7 The Yen-Dollar exchange rate used is T.T.S. rate of Fuji Bank on the last day of the previous month of the payment.

9. Title and Risk of Loss. Title and risk of loss to any Products shall be passed from VIRAGE to SII at the C.T.F point Kameido, Tokyo.

10. Advertising and Promotion. VIRAGE may advertise products and lists SII's name in its advertising from time to time.

        SII may likewise advertise and hold itself our as an authorized distributor of the VIRAGE and may promote the sale of the VIRAGE's products through all appropriate media.

        VIRAGE shall supply, free of charge, masters of advertising materials for marketing of the products, such as catalogs, brochures, pamphlets, and the like.

11.     Proprietary Rights

        11.1 VIRAGE retains all titles and reserves all rights of ownership to the documentation, manuals, information, and promotional materials furnished by VIRAGE to SII, and to all intellectual property rights in or to Product.

        11.2 VIRAGE hereby grants SII the right to translate documentation attached to Products into Japanese and distribute such translations to customers for the sale and support of Products. SII and VIRAGE shall own an equal share of the copyright and ownership of the translated documentation in Japan.

        11.3 SII may during the term of this Agreement use any trade mark and trade name registered by VIRAGE in connection with the sale of Products in Japan. VIRAGE shall possess the sole ownership of the trade marks and trade name in Japan. Other than SII's right to promote, distribute and sell the products covered by this Agreement within the territory granted to SII, no rights or licenses with respect to VIRAGE's trademarks, service marks, trade names copyrights, parents and other intellectual property rights are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

        11.4 SII shall not reverse-engineer, copy, disassemble or decompile any Product and shall make its best efforts to ensure that its employees arid affiliated companies do not do so.

12. Confidentiality. Both SII and VIRAGE shall keep in the strictest confidence any and all trade secrets, information and know-how disclosed by the other party (hereinafter referred to as the "Confidential Information") and shall not disclose to any third party nor use any Confidential Information for any other purpose than those provided herein for a period of seven (7) years from the date of receipt of such Confidential Information.

        This obligation of confidence shall not apply to the following information;

        (1)    at the time of such disclosure is in the public domain, or

        (2) after such disclosure becomes part of the public domain through no fault of the receiving party, or

        (3) was known to the receiving party without breach of any duty to or violation of any right of the disclosing

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

               party before it was obtained from the disclosing party, or

        (4) is acquired by the receiving party on a non-confidential basis from a third party who is not under a secrecy obligation to and did not violate any obligation of non-disclosure of the disclosing party, or

        (5) is developed by or for the receiving party independently of the disclosing party's Confidential Information received hereunder, or

        (6) is disclosed by the receiving party under the obligation created by any country or government action.

        This Agreement extends to and covers only Confidential Information which
        (1) is marked by the Disclosing Party as confidential or proprietary nature (e.g., "Confidential"), if the Confidential Information is disclosed in an tangible form; or (2) is treated, and is notified the Receiving Party by the Disclosing Party as confidential at the rune of oral or other intangible disclosure and confirmed in writing provided by the Disclosing Party within thirty, (30) days after the date of such disclosure, which writing shall be marked by the Disclosing Party as confidential or proprietary nature, if the Confidential Information is disclosed orally or in other intangible form.

13.     Warranty and Maintenance

        13.1 VIRAGE declares that it owns the copyrights to Products sold hereunder, and has legal right to sell such product. VIRAGE shall warrant that Products do not infringe any third party's patents, copyrights, trade secret or other proprietary right.

        13.2 VIRAGE shall warrant that Products distributed by VIRAGE is free from defects in workmanship as well as materials and conforms to the technical standards as set forth in the product specifications defined as Appendix C for a period of one (1) year from the date of shipment to the customer by SI. For CTMC and Custom Compilers, the customer may purchase an additional Foundry Maintenance Agreement which provides updates to the libraries and compilers as a result of design rule changes, changes in the spice models or process and updates to EDA tools. Foundry Maintenance will appear on the price list separately as an option. The price to SII is in Appendix B.

        13.3 After this one (1) year warranty period, customers may enter into Maintenance Agreement covering any Product with SII. SII will promote the Maintenance Agreement with customers. SII shall pay the software maintenance fee stated in Appendix B on a quarterly basis to VIRAGE for the tern-i of each Maintenance Agreement only.

        13.4 VIRAGE recognizes, as authorized, the standard Maintenance Agreement prepared by SII which is written in Japanese and shall be governed by and interpreted in accordance with the laws of Japan. SII shall use no other form of Maintenance Agreement without VIRAGE prior written consent, which shall not be unreasonably withheld.


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

        13.5 In case SII or the customers finds a defect in Products, VIRAGE shall according to the SII's or customers' demands repair, correct or replace for such Products without charge and/or compensate for losses incurred thereby during warranty and the software maintenance period, VIRAGE's and SII's total liability to any particular SII customer shall be limited to fees received by SII from such customer.

               VIRAGE's non-exclusive warranty shall be:

               (i)    to repair, correct or replace the Product; or

               (ii) to compensate for losses incurred thereby during warranty and the software maintenance period, provided that VIRAGE's and SII's total liability to any particular SII customer shall be limited to fees received by SII from such customer.

        This express warranty granted is in lieu of all other warranties, express or implied, including the implied warranties of merchantability and fitness for particular purpose. VIRAGE shall not be liable to any other party for special, incidental, or consequential damages (including any claims for lost profits or disruption of business or loss of use). VIRAGE's total liability to SII shall be limited to all fees received by VIRAGE from SII.

        13.6 During warranty and the software maintenance period which means an effective period specified on Maintenance Agreement entered in customers and 511, VIRAGE shall provide the following maintenance and support services:

               (a) SII may report to VIRAGE any error that may be found in Products and VIRAGE shall rectify such error or to provide a work-around solution.

               (b) VIRAGE will provide to SII any new versions of Products, the documentation and manuals that are released and SII will be granted to use such new Versions in accordance with this Agreement.

        13.7 VIRAGE shall provide any new versions of Products free of charge for all Products which include the Products of SII's inventory, the demonstration Products referred in the Article 5.3 hereof and the Products lent to the customers from SII.

        13.8   In the event of a resumption of any Maintenance Agreement under
               Section 13.9, SII shall pay VIRAGE a maintenance fee under the same conditions as 13.9. The payment shall be made within sixty
               (60) days of the last day of each quarter.

               When a Maintenance Agreement is entered into in the middle of a quarter, the maintenance fee for the quarter shall be prorated according to the exact number of days between the effective date of the Maintenance Agreement and the last day of the quarter.

        13.9 With regard to the resumption of any Maintenance Agreement, VIRAGE shall agree to the following conditions:

               After the termination of the Maintenance Agreement, the customer may resume the Maintenance Agreement within three (3) years from the date of termination of the Maintenance Agreement on the condition that the

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

               customer pays an amount 1.3 times the maintenance fee retroactive to the date of termination. This resumption policy is not applicable, if longer than three (3) years has passed since the date of termination of the Maintenance Agreement. After the three year period, the customer will have to buy Products for upgrade.

        13.10 VIRAGE shall not charge SII a maintenance fee for any Products as in Article 5.3.

14. Products Liability. Should any claim, demand or suit be made or filed against SII as a result of any defect, whether patent or latent, in products, under the theory of breach warranty, express or implied, or under the theory of products liability, Company shall indemnity and hold SII harmless for any claims suit, demands, proceeding or expenses including attorney's fees.

15. Notices. All necessary notices or requests to each party in performing this Agreement shall be sent to the following addresses:

        VIRAGE:46824 Lakeview Blvd. Fremont CA. 94538 USA

        SII: SII Kameido Bldg.-West 4F, 41-6 Kameido 6-chome, Koto-ku Tokyo 136, Japan

        Such notices or requests shall be deemed to take effect upon receipt by the addressee. Each party shall notify the other in writing about an; changes in address to which all notices or requests shall be sent.

16.     Patent and Copyright Indemnity

        16.1 VIRAGE shall defend or settle at its expense any action brought against SII alleging that Products Furnished under this Agreement infringe on American or Japanese patents, copyrights, and intellectual proprietary rights such as trade secrets, except when SII is deemed primarily responsible, and VIRAGE shall pay all costs, damages and reasonable attorney's fees finally awarded against SII that are attributed to such claims, provided that
               SII:

               (a)    notifies VIRAGE promptly in writing of the action,

               (b) provides VIRAGE all reasonable information and assistance to settle or defend the action,

               (c) grants VIRAGE sole authority and control of the defense or settlement of the action.

               If an injunction is issued as the result of any such alleged infringement, SII shall permit VIRAGE, at VIRAGE option and expense, either to (a) replace or modify Products to avert any infringement or (b) procure for SII or customers the right to continue distributing or using Products.

               VIRAGE shall nor be responsible for any infringement claim due to any Product change or modification done by SII or a SII customer.

        16.2 In the event that VIRAGE provides SII with Products with embedded products developed and manufactured by such third by the third parties, VIRAGE shall warrant that VIP-AGE is authorized parties to modify such products and distributed SII for the use of such modified Products.

17.     Termination

        17.1   This Agreement may be terminated;

               (a)    by an agreement duly signed by the parties hereto; or

               (b) by either party with at least ninety (90) days prior written notice to the other, with a material breach of this Agreement in the payment of money that remains uncured for 15 days after receipt of written notice or a material breach of any other material term of the Agreement that remains uncured for 30 days after receipt of written notice.

               Upon any allegation that a breach of this Agreement has occurred or is likely to occur, both parties agree to cooperate in using their best efforts to address and attempt to cure or prevent the alleged breach.

               As soon as possible after receiving notice of the alleged breach, the parties will investigate the circumstances surrounding the alleged breach and agree upon the steps necessary to remedy the breach. Throughout the process the parties will share any relevant information and materials that would be relevant to determining whether a breach has occurred or the steps necessary to remedy the breach.

        17.2 In the event either party voluntarily files a petition for bankruptcy or has such a petition involuntarily filed against IT, or is placed in receivership or recognition proceeding or is placed in trusteeship involving insolvency, or has ceased regular business operations, the other party may terminate this Agreement by giving a termination notice, upon which termination shall become effective thirty' (30) days after the issuance of such a notice, if the petition has not been dismissed, withdrawn or otherwise invalidated during said thirty (30) day period. Termination of this Agreement by either party shall not be deemed an ejection of remedies or waivers of any claim relating to the other party.

        17.3 After termination or expiration of this Agreement, VIRAGE shall take responsibility for distribution, maintenance and support of Products which SII was distributed from VIRAGE. and sold to customers.

        17.4 If VIRAGE should be acquired by any other company, then SII may, within thirty (30) days of written notice by VIRAGE to SII of the acquiSIion, request in writing that VIRAGE shall purchase SII's inventory at the price paid to VIRAGE upon placement of the purchase orders for such unsold Products.

        17.5 After termination or expiration of this Agreement, SII shall receive full sales commission as stated in Appendix B for orders received on quotations issued in the 3 months prior to termination or expiration of the agreement.

18. Severability. Except as provided herein, the provisions of this Agreement can be severed and, if, by stature, regulation, court order or other action taken by any government or governmental subdivision having jurisdiction over this

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

        Agreement, any provision of this Agreement is voided or declared unlawful, then, within the jurisdiction of the said government or governmental subdivision, the said provision shall be of no effect and it shall be as if said provision had never been included in this Agreement, provided that in the event such statute, regulation, court order or other action frustrates the economic assumptions of this Agreement or renders performance impossible, the party affected thereby shall have the right to terminate this Agreement.

19. Force Majeure. In the event of an occurrence of an emergency or contingency of a natural disaster constituting a cause of force majeure to either or both of the parties hereto, with the result that the performance of any of its or their obligations under this Agreement is rendered impossible; thereby, neither party shall be liable in any way for any delay in its performance due to such a cause. Under this Agreement, a force majeure refers to any cause beyond the parties' control, including, but not limited to, strikes, lockouts, riots, war, accidents, failures or breakdowns of components necessary to completing orders, delays caused by subcontractors, suppliers or customers, inability to obtain or substantial increases in the cost of labor and/or manufacturing facilities, fire, Acts of God, curtailment of or failure to obtain sufficient electrical or other energy, whether valid or invalid, of any cognizant governmental body or any other instrumentality thereof, whether presently existing or hereafter created.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all provisions, negotiations, agreements and commitments in respect thereto, and shall not be released, discharged, changed or modified in any manner except by instruments signed by duly authorized officers or representatives of each of the parties hereto.

21. Waiver. No delay or failure of each party in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude other or Further exercise thereof or the exercise of any other right, power or remedy.

22. Arbitration. All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement or for the breach thereof, shall be referred to arbitration. If the arbitration is initiated by SI, the arbitration shall take place in Milpitas, California, before three arbitrators selected in accordance with the Commercial Rules of the American Arbitration Association. If the arbitration is initiated by VIRAGE, the arbitration shall take place at the Japan Commercial Arbitration Association in Tokyo in accordance with the Commercial Arbitration Rules of said Association. The award of arbitration rendered shall be final and binding upon both parties.

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

23. Assignment. This Agreement is not assignable or transferable by either party in whole or in part without the express written consent of the other party, which shall not be unreasonably withheld.

24. Governing Law. The validity, construction and performance of this Agreement and/or each individual contract shall be governed by and interpreted in accordance with the laws of Japan.

25. Survival. The following provisions shall survive the expiration or termination of this Agreement, Article 11 (Proprietary Rights), Article 12 (Confidentiality), Article 13 (Warranty and Maintenance), Article 16 (Patent and Copyright Indemnity), Article 17.6 (Termination), Article 18 (Severability), Article 22 (Arbitration), Article 24 (Governing Law) and
        Article 24 (Survival) shall survive such expiration or termination.


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


        Seiko Instruments, Inc.                  Virage Logic Corporation

        By:   /s/ Ishibashi Shinichi             By:   /s/ Adam Kablanian
            --------------------------               ---------------------------
        Title:  General Manager                  Title:  President & CEO
               -----------------------                 -------------------------
        Date:   Oct. 1, 1998                     Date:   10/7/98
               -----------------------                 -------------------------



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
                                                                 October 1, 1998

                                   Appendix A

                                    Products


(1)  MD-PRO

(2)  Custom RAM

(3)  Fixed Libraries (STMC,CTMC,MBA)

(4)  MD - Pro Maintenance

(5)  Foundry Maintenance for Fixed Libraries or Custom RAM

                                   Appendix B

                                 Prices to SII

The prices to be paid by SII shall be equal to the actual customer purchase price minus the discount as specified in the following table.

Product                                 discount rate
MD-PRO                                  **%

Custom RAM                              **%

Fixed Libraries (STMC, CTMC, MBA)       **%

MD-PRO Maintenance                      **%

Foundry Maintenance                     **%

(1) SII shall place orders to VIRAGE based on Japan list price. The Cap in Japan mark-up should be decided by SII based on the market and/or competitive price. This pricing is good for a year. After once year, the parties agree to revisit the discount rate to make necessary adjustments if necessary.

(2) The quotation that VIRAGE has made to Hitachi (back in August 1997) regarding Ultra Low Power memory compilers on 0.2um process is excluded from this Agreement.

                                   Appendix C

VIRAGE shall meet the functions specified on each Product's User's Manual.